UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2017

TCG BDC, INC.

(Exact name of registrant as specified in charter)

Maryland	814-00995	80-0789789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Madison Avenue, 40th Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 813-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01 – Other Events

On July 5, 2017, TCG BDC, Inc. (the “Company”) sold 454,200 shares of its common stock to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Keefe, Bruyette & Woods, Inc., Wells Fargo Securities, LLC, HSBC Securities (USA) Inc. and Mizuho Securities USA LLC (the “Underwriters”) pursuant to the Underwriters’ exercise in part of their overallotment option. The Company granted the overallotment option to the Underwriters in connection with its initial public offering of 9,000,000 shares of common stock completed on June 19, 2017.

The sale of the 454,200 shares raised approximately $8.0 million in net proceeds, which include underwriting discount and commissions paid by the Company to the Underwriters, estimated offering expenses and a deduction as a result of the dividend declared by the Company on June 20, 2017 of $0.37 per share, payable on July 18, 2017 to stockholders of record as of June 30, 2017. The Company expects to use the net proceeds to repay outstanding indebtedness and for general corporate purposes.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Description
Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCG BDC, INC. (Registrant)

Date: July 5, 2017	By:	/s/ Orit Mizrachi
Name: Orit Mizrachi
Title: Chief Operating Officer